INTERNATIONAL PATENT, KNOW-HOW
                        AND TECHNOLOGY LICENSE AGREEMENT

            THIS INTERNATIONAL PATENT, KNOW-HOW AND TECHNOLOGY LICENSE AGREEMENT ("Agreement") is made this 29th day of June, 1998 by and between IMMTECH INTERNATIONAL, INC. ("Immtech"), a Delaware corporation, and CRITICARE SYSTEMS, INC. ("Criticare"), a Delaware corporation.

                                    RECITALS

            Certain capitalized terms used in these recitals are defined below in this Agreement.

            A. Immtech owns the patent rights and certain Technology, including Know-how and Technical Information necessary or useful in the design, development, customization, manufacture, use, composition and processing of the mCRP (modifiedC- Reactive Protein) and a recombinant form of mCRP for the treatment of sepsis (collectively, the "mCRP Patent Rights"); and

            B. Criticare desires to obtain, and Immtech is willing to grant, the License with respect to the mCRP Patent Rights and Immtech Technology within the Field upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

            In consideration of the mutual covenants set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree to the terms and conditions set forth below.

            1. Definitions. For the purpose of this Agreement, the following terms (when capitalized, except as otherwise noted) shall have the meanings set forth hereinbelow.

                  (a) "Effective Date" means the date first stated above.

                  (b) "Field of the Agreement" means systems, methods, processes, compositions, articles and apparatuses for the treatment of sepsis.

                  (c) "mCRP Patent Rights" means the patent rights and certain Technology, including Know-how and Technical Information necessary or useful in the design, development, customization, manufacture, use, composition and processing of the mCRP (modified C- Reactive Protein) and a recombinant form of mCRP for the treatment of sepsis owned or licensed by Immtech, including, without limitation, the patent rights listed in Schedule A and any continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions or other patents or applications claiming priority or based upon the listed patents.

                  (d) "mCRP Technology" means Technology that is owned or licensable by Immtech.

                  (e) "Improvements" means any modification or enhancement, patentable or not, which is conceived and/or reduced to practice by Criticare or Immtech during the term of this Agreement, related to the Field of this Agreement.

                  (f) "License" is defined in Article 3.1.

                  (g) "Licensed Territory" means the countries listed in Schedule B attached hereto, as that schedule may be amended from time to time by mutual written consent of the Parties or in accordance with Articles 3.6 or 3.7.

                  (h) "Product" shall mean any product in the Field of the Agreement, which is covered by any claim in the Immtech Patent Rights and/or which is produced utilizing Technology. "Product" may also include such additional products and/or Improvements as may be agreed upon by mutual agreement of the Parties from time to time.

                  (i) "Technology" means all Know-how and Technical Information related to the Field of this Agreement which is owned or licensable by a Party, now and during the term of this Agreement.

                        (i) "Know-how" means any information, including technical data, now, or during the term of this Agreement or any renewals hereof, possessed by Immtech, and which are, in Immtech's or Criticare's judgment, reasonably necessary to enable Criticare to manufacture, customize, use, market or sell Products, and includes dimensions, materials, processes and procedures relating thereto, and which are the secret, confidential and proprietary information of Immtech.

                        (ii) "Technical Information" means any information possessed by a Party which, although not the secret Know-how of Immtech, is


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

nevertheless in either party's reasonable judgment, useful in utilizing Know-how or Immtech Patent Rights.

                  (j) The "term of this Agreement" (whether or not capitalized) shall begin on the Effective Date hereof and unless terminated pursuant to
Article 10 shall continue for the term of the patent or any continuation or extension thereof.

            2. Disclosure and Support.

                  (a) Immtech agrees that, within thirty days after the Effective Date of this Agreement, it will make Immtech Technology available to Criticare for Criticare's use hereunder. As additional Immtech Technology is developed by Immtech during the term of this Agreement, it shall promptly be made available to Criticare hereunder at no additional cost.

                  (b) Immtech hereby agrees not to attempt in any manner to license, sell or otherwise commercialize Products and/or any Improvements within the Licensed Territory to any person or entity other than Criticare.

                  (c) Criticare agrees to provide to Immtech any technologically significant data that is developed or obtained by Criticare during the term of the Agreement. Each Party recognizes that some data may only be available in summarized form to protect the confidentiality of customers, but Criticare shall use reasonable efforts to secure permission, where needed, to provide such pre-summarized information to Immtech. Representatives from Immtech are free to contact Criticare project personnel for verbal reports, updates, or clarification of written reports at any time during normal business hours.

            3. Exclusive License Grant.

                  (a) Immtech hereby grants to Criticare the exclusive right and license, with the right to sublicense others, throughout the Licensed Territory under mCRP Technology and under the mCRP Patent Rights, to make, use, have made, offer for sale and sell Products and to practice methods and processes utilizing Immtech Technology in connection therewith. The foregoing right and license is referred to herein as the "License."

                  (b) The right to sublicense granted Criticare in Article 3.1 specifically includes the right to sublicense others exclusively and/or non-exclusively in the Licensed Territory under Immtech Technology and under the Immtech Patent Rights any right granted Criticare under this Agreement,


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

including the right to grant exclusive and/or non-exclusive field-of-use sublicenses.

                  (c) Criticare will advise Immtech of all sublicenses and shall at all times keep an account of all manufacture and assembly, sales, shipments and uses of Products by Criticare and by all sublicensees.

                  (d) Criticare shall be responsible for finding sublicensees and negotiating exclusive and/or non-exclusive (including exclusive and/or nonexclusive restricted field-of-use) sublicense agreements with said sublicensees.

            4. Payments and Accounting.

                  (a) In consideration of the grant of the License Criticare shall pay to Immtech during the term of this Agreement a royalty consisting of $100 per year.

                  (b) The royalties payable under this Agreement are in consideration of the grant of rights under the Immtech Technology as well as the grant of rights under the Immtech Patent Rights, and no additional royalty or fee is due Immtech for Criticare's rights granted hereunder to utilize Immtech Technology to manufacture, assemble, use, have manufactured, have assembled, offer for sale, sell or otherwise commercialize Products or otherwise exploit the Technology.

            5. Marking and Quality.

                  (a) Criticare will apply, and cause each of its sublicensees to apply, appropriate notice of patent protection on or in connection with Products or their packages, including the numbers of relevant issued patents, and give notice of the pendency of patent applications on Products or their packages, such as, for example, stating "Patent Pending," such notices being sufficient under applicable law to provide reasonable protection to the rights of Immtech.

                  (b) Immtech shall at all times have the right to require that Products manufactured or assembled by Criticare pursuant to this Agreement satisfy reasonable standards of quality fixed by Immtech, and Immtech shall have the right to inspect such Products, and the manufacturing process, at reasonable times and at Immtech's expense, to confirm that such Products do conform to such standards.


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

            6. Confidential Status of Technology.

                  (a) Each Party acknowledges and agrees that, subject to the provisions of this Article 6, all Technology disclosed to it by the other Party pursuant to this Agreement may constitute and comprise valuable confidential information, and therefore the Party agrees to hold any such Technology it receives from the other Party in confidence and otherwise protect it as provided in this Article 6.

                  (b) Each Party (the "receiving Party") agrees that, subject to the provisions of this Article 6, it shall not, without the prior written consent of the other Party (the "disclosing Party"), disclose, distribute or use any portion of Technology disclosed to it by the disclosing Party, except to the extent necessary for the receiving Party to exercise rights hereunder or authorize or allow others to do so. Each receiving Party further agrees to limit access to such Technology to--

                        (i) those of its employees, or others, who have a "need to know" of the same in order for the receiving Party to exercise said rights; and

                        (ii) its sublicensees who have a "need to know" of the same in order for sublicensees to exercise said rights; and

in either case who are under a duty to protect such Technology for the benefit of the disclosing Party to the same extent as is the receiving Party itself.

                  (c) The obligations under this Article 6 shall not extend to any information disclosed by a disclosing Party to a receiving Party which (i) is within the public domain, or enters into the public domain through no fault of the receiving Party, (ii) is within the possession of the receiving Party prior to receipt from the disclosing Party as shown by appropriate records, or
(iii) is independently made available to the receiving Party by a third party without breach by the third party of any duty owed to the disclosing Party with respect thereto. It is understood that some Technology may, at least in part, consist of a synthesis of information that is in the public domain; and it is, therefore, understood that no exclusion contained in this Article 6.3 shall operate to exclude from the obligations of this Article 6 such synthesis of otherwise public domain information, unless it can be shown that such synthesis is itself in the public domain.

                  (d) Each Party agrees that all obligations under this Article 6 with respect to any and all Technology shall survive any termination of any or all other provisions of this Agreement and shall continue until such time as one of the


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

exceptions set forth in Article 6.3 becomes applicable to the Technology in question or for a period not to exceed two years after any such termination.

                  (e) Neither Party shall be liable for the inadvertent or accidental use or disclosure of Know how or Technical Information, provided such use or disclosure occurs despite the Party's exercise of the same degree of care as the Party takes to safeguard and preserve its own proprietary information.

            7. Representations and Warranties.

                  (a) Immtech expressly warrants

                        (i) that Immtech has the right to grant the License within the Field and throughout the Licensed Territory;

                        (ii) that no third party has any right, title or interest in the Immtech Patent Rights or Immtech Technology in the Field and throughout the Licensed Territory;

                        (iii) that Immtech has taken no actions which adversely affect Criticare's rights under this Agreement; and

                        (iv) that Immtech has the right to execute and enter into this Agreement, to perform its obligations hereunder, and to grant the License.

                  (b) Immtech warrants that, to the best of its knowledge, there are no circumstances that would (i) render the Immtech Patent Rights invalid or unenforceable, or (ii) render Criticare liable for patent infringement or trade secret misappropriation as a consequence of Criticare's performing the activities permitted by this Agreement or practice of the Immtech Patent Rights or Immtech Technology as provided to Criticare.

                  (c) Until such time as Criticare completes the financing referred to in paragraph 11, Immtech represents that it will timely pay all necessary maintenance fees, annuities, taxes or other fees in order to maintain the enforceability of the Immtech Patent Rights.

                  (d) Criticare and Immtech each represents that it has the corporate power to enter into this Agreement and perform the obligations assumed hereunder. Criticare and Immtech each represents that the person executing this Agreement on behalf of the corporation is authorized to execute this Agreement and legally bind the corporation.


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

            8. Improvements.

                  (a) Immtech agrees that all Improvements developed by Immtech during the term of this Agreement shall be made available on the same basis and under the same terms as set forth in this Agreement at no additional cost to Criticare. Immtech shall promptly notify Criticare of all such Improvements as they can reasonably be made available in form sufficient to disclose such Improvement to Criticare, and at Criticare's option such Improvements may be included in this Agreement and/or Products.

                  (b) If Criticare requests Immtech, in writing, to file a patent application in a given nation or nations within the Licensed Territory based on the Immtech Patent Rights or a Immtech Improvement, Immtech shall promptly initiate the filing of such application(s), using local counsel of Criticare's choosing. Criticare shall be responsible for all out of pocket costs, including attorney fees, of filing and prosecuting any such patent application(s) together with all fees, taxes, assessments, and levies on said patent application(s) and/or patent(s) obtained therefrom for so long as Criticare desires to maintain its rights thereunder. Immtech shall cooperate fully with the prosecution, maintenance and enforcement of said patent application(s) and/or patent(s) obtained therefrom and shall execute all documents reasonably necessary for these activities.

                  (c) Criticare agrees that all Improvements developed by Criticare during the term of this Agreement shall be made available on a nonexclusive basis to Immtech without cost or reduction in royalty payable to Immtech. Criticare shall promptly notify Immtech of all such Improvements as they can reasonably be made available in form sufficient to disclose such Improvement to Immtech, and at Immtech's option may be included in Products and/or may be licensed from Criticare on the same basis and under the same terms as set forth in this Agreement.

                  (d) Upon termination of the term of this Agreement, Criticare's rights to continue use of Immtech's Improvements shall be limited by the scope of Immtech Patent Rights existing upon termination. Likewise, upon termination of the term of this agreement, Immtech's rights to continue use of Criticare's Improvements shall be limited by the scope of Criticare's patent rights existing upon termination.

            9. Infringement of Immtech Patent Rights.

                  (a) Immtech and Criticare agree to promptly notify each other if they become aware of a probable infringement by a third party of the Immtech Patent Rights. Immtech and Criticare further agree that, unless one Party


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

provides the other with written notice of the first Party's desire to not be actively involved in a particular infringement action, actions against any third party that may be infringing the Immtech Patent Rights in the Licensed Territory shall be a joint effort of both Parties, and that both the costs and recovery resulting from such actions shall be shared equally between the Parties. If either Party notifies the other of its desire not to be actively involved in a particular infringement action, and the other chooses to go forward with such an action, the Party going forward shall be responsible for all costs relating to such action, and shall be the sole beneficiary of any recovery resulting from such action; and in such case the Party desiring not to be actively involved shall render reasonable cooperation to the Party going forward, including, if necessary, being named as a party to the action.

                  (b) In the event that Criticare, and/or Criticare's customers, successors, and assigns are held liable as an infringer of a patent or trade secret belonging to a third party arising from the manufacture, use and sale of any Product and/or component element thereof licensed under this Agreement, Immtech agrees to reimburse Criticare, and its customers, successors and assigns for any financial loss, including attorney fees, sustained thereby.

            10. Term and Termination.

                  (a) The Parties agree that the term of this Agreement, except for the obligations under Article 6 hereof, may be terminated early (i) by Criticare at any time by providing Immtech written notice of such termination; or (ii) by either Party if the other Party breaches or defaults on any material obligation under this Agreement and fails to cure such breach within sixty days after receipt of written notice from the terminating Party which sets forth the basis of such breach and the terminating Party's intent to terminate the Agreement due to such breach.

                  (b) Termination of the term of this Agreement shall terminate all of the Parties' respective rights and obligations under this Agreement, except that such termination shall not affect:

                        (i) The right of Criticare to sell any Product on hand on the date of such termination, to fill any orders for Product received on or before the date of such termination, and to complete any Product in the process of manufacture at the time of such termination and to sell the same;

                        (ii) The rights and obligations of the Parties under Articles 4 and 6 of this Agreement; and


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

                        (iii) The right of either Party (including all remedies), and the obligation of the other Party, to every performance accruing prior to such termination.

            11. Funding. Criticare or its assignee agrees that it will utilize its best efforts to raise not less than $500,000 within 12 months after the date of this Agreement to fund the development and commercialization of a product utilizing mCRP for the treatment of sepsis. In the event that Criticare fails to complete such financing, Immtech shall have 90 days within which to repurchase the mCRP Patent Rights, mCRP Technology and any Improvements for their appraisal value. Appraisal value shall be determined by a certified appraiser agreed upon by Immtech and Criticare, or, if they cannot agree, an appraiser selected by Criticare's then audit firm.

            12. Maintenance of Immtech Patent Rights.

                  (a) The cost of filing, prosecuting to issuance and maintaining the Immtech Patent Rights related to a mutant protein and methods and materials for making and using it shall be borne by Immtech.

                  (b) Before permitting the Immtech Patent Rights to become abandoned, lapsed or forfeited, Immtech shall give Criticare a reasonable notice in writing, and Criticare may then at its option and expense, take over the prosecution or maintenance of the Immtech Patent Rights, in which event Immtech agrees to cooperate fully with Criticare. All costs, expenses and fees, including attorney fees, incurred by Criticare in taking over the maintenance of the Immtech Patent Rights shall be deducted from any royalties due Immtech under this Agreement. Should any of the Immtech Patent Rights be abandoned, lapsed, or forfeited due to the failure by Immtech to pay the appropriate maintenance or other fee, then after the abandonment, Criticare shall be permitted to sell Products covered by such abandoned patent without payment or royalty for such sale and the obligations of Criticare under this Agreement with respect to that abandoned Immtech Patent Right shall cease.

            13. Miscellaneous.

                  (a) This Agreement, or any rights or obligations hereunder, may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. However, nothing herein shall prevent Criticare from assigning its rights and obligations hereunder to an affiliated corporation or subsidiary corporation controlled by or under common control with Criticare. In the event of such


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

assignment, the assignee will automatically become substituted for Criticare as to all obligations thereafter accruing hereunder and as to all rights hereunder.

                  (b) The Parties agree that the sole relationship between Immtech and Criticare hereunder will be that of licensor and licensee. Nothing herein shall constitute or be interpreted to make either Party the agent of the other Party, and neither Party shall in any way be authorized to obligate the other Party in any transaction with a third party.

                  (c) All notices and other communications under or with respect to this Agreement shall be in writing (including by telecopier and other available communication facilities providing written copy to the recipient party) and shall be effective when actually delivered to the party to which they are directed or when deposited in the United States mail, postage prepaid, addressed to the party to which they are directed at the address provided below for that party or at such other address as that party may designate by notice. The initial addresses are as follows:

                         If to Criticare:

                         Criticare Systems, Inc.
                         20925 Crossroads Circle
                         Waukesha, WI 53186
                         Facsimile: 4l4-798-8290
                         Confirming telephone: 414-798-8282

                         With a copy to:

                         Reinhart, Boemer, Van Deuren,
                         Norris & Rieselbach, s.c.
                         Attn: Robert E. Bellin
                         1000 North Water Street, Suite 2100
                         P.O. Box 92900
                         Milwaukee, WI 53202-0900
                         Facsimile: 414-298-8097
                         Confirming telephone: 414-298-1000


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

                         If to Immtech:

                         Immtech International Inc.
                         Attn: Stephen Thompson
                         1890 Maple Avenue, Suite 110
                         Evanston, IL 60202
                         Facsimile: 847-869-0045
                         Confirming telephone: 847-869-0033

                         With a copy to:

                         John P. Goebel, Esq.
                         Gardner, Carton & Douglas
                         321 N. Clark Street
                         Chicago, IL 60610-4795
                         Facsimile: 312-644-3381
                         Confirming telephone: 312-644-3000

                  (d) The Parties acknowledge and agree that this Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements, whether oral or written and whether relating to the subject matter of this Agreement or otherwise.

                  (e) The Parties acknowledge and agree that this Agreement may only be modified by the mutual written agreement of the Parties.

                  (f) (i) For purposes of this Article 13.6, a "Force Majeure Event" shall be any event or condition that [a] is not known to the Excused Party (as defined below), as of the date of this Agreement, to exist, [b] is not reasonably foreseeable as of such date, and [c] is not reasonably within the control of the Excused Party. Without limiting the foregoing, any of the following shall constitute a Force Majeure Event if the same meets the conditions expressed in the enumerated clauses of the preceding sentence: natural disaster, fire, explosion, epidemic, war, riot, civil disturbance, strike, lockout, labor slow-down, acts of governmental authority, and shortage of energy or material.

                        (ii) Any period of time in which a Party (the "Excused Party") must perform any obligation under this Agreement shall be extended by the period of time that a Force Majeure Event prevents such performance in whole or in material part or renders such performance so difficult or costly that such performance is commercially unreasonable, and the Excused Party shall not be liable for loss or damage incurred by the other Party by reason of


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

any delay in such performance during such period of extension. If the Force Majeure Event is of such a nature that the performance of the obligation will reasonably require an additional period of time following cessation of the Force Majeure Event, then the period of time in which the Excused Party must perform the obligation shall be further extended by such additional period of time, and the Excused Party shall not be liable for loss or damage incurred by the other Party by reason of any delay in such performance during such additional period of time.

                        (iii) If the period of time in which a Party must perform any material obligation hereunder is extended for a period of more than six consecutive months pursuant to the preceding provisions of this Article, either Party may terminate this Agreement, without liability to the other Party for such termination, by giving notice of termination given to the other Party prior to the end of the period of extension.

                        (iv) The foregoing provisions of this Article shall not excuse any obligation to pay any amount which becomes due under this Agreement prior to termination of this Agreement, but payment for any performance the time for which is extended pursuant to such provisions may be suspended until such performance is rendered.

                  (g) The Parties agree that this Agreement will be governed and construed in accordance with the internal laws of the State of Wisconsin.

                  (h) Each Party agrees that any delay or omission on the part of the other Party to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right, and a waiver of any right on any one occasion will not be construed as a bar to or a waiver of exercising the right on any other occasion.

                  (i) Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision may be severed and modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

                  (j) The title, caption or heading of any provision of this Agreement is used as a matter of convenience and is not to be used to interpret or construe the meaning of any provision. The words "herein," "hereof," and "hereunder," when used in this Agreement, refer to this Agreement in its entirety. The word "include" and its derivatives mean by way of example and not by way of exclusion or limitation. Words in the singular include the plural and words in the


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

plural include the singular, according to the requirements of the context. Words importing a gender include all genders. Each Party agrees that this Agreement is the result of extensive negotiations between the Parties and represents the merged work product of both Parties, and so neither Party shall be held to be the sole author of this Agreement for the purpose of contract interpretation

                  (k) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to constitute but one and the same instrument.

CRITICARE SYSTEMS, INC.                 IMMTECH INTERNATIONAL, INC.


BY /s/ [ILLEGIBLE]                      BY /s/ T. Stephen Thompson
   ------------------------------          ------------------------------
   Its PRES                                Its President & CEO


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